600 North Centennial Street
Zeeland, Michigan 49464

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The Annual Meeting of the Shareholders of Gentex Corporation ("Company"), a Michigan corporation, will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, on Thursday, May 17, 2018, at 4:30 p.m. EDT, for the following purposes:

1.    To elect seven directors as set forth in the Proxy Statement.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2018.

3.	To approve, on an advisory basis, the compensation of the Company's named executive officers.

4.	To transact any other business that may properly come before the meeting, or any adjournment or postponement thereof.

The Board of Directors recommends that shareholders vote:

A.	FOR Item 1;

B.	FOR Item 2; and

C.	FOR Item 3.

Shareholders of record as of the close of business on March 19, 2018, are entitled to notice of, to attend, and to vote at the meeting and are being sent this Proxy Statement on or about April 3, 2018. We are pleased to offer multiple options for voting your shares. As detailed in the "Solicitation of Proxies" section of the Proxy Statement, you can vote your shares via the Internet, by telephone (1-800-690-6903), by mail, or by written ballot at the Annual Meeting. We encourage you to use the Internet to vote your shares as it is the most cost-effective method. If your shares are held in "street name," (that is held for your account by a broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.

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Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 17, 2018

You are receiving this notice that the proxy materials for our 2018 Annual Meeting of Shareholders are available on the Internet. The following proxy materials can be found https://www.proxyvote.com:

Company's 2018 Proxy Statement;
Company's Annual Report to Shareholders for the year ended December 31, 2017; and
Proxy Card or Voting Instruction Form.

Whether or not you expect to be present at the meeting, you are urged to promptly vote your shares using one of the methods discussed above. If you do attend the meeting and wish to vote in person, you must withdraw your earlier-dated Proxy as set forth in the Proxy Statement, and provide proof of ownership of Company shares as of the record date of March 19, 2018.

BY ORDER OF THE BOARD OF DIRECTORS

    Scott Ryan
    Corporate Secretary

April 3, 2018

GENTEX CORPORATION

600 North Centennial Street
Zeeland, Michigan 49464

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 17, 2018

QUESTIONS & ANSWERS

PROXY STATEMENT

What is a Proxy and a Proxy Statement?

The Company’s Board of Directors is soliciting proxies for the 2018 Annual Meeting of Shareholders. A proxy is your authorization for someone else to vote on your behalf in the way you want to vote and allows you to be represented at the Annual Meeting of Shareholders even if you are unable to attend. A Proxy Statement is the document the United States Securities and Exchange Commission requires and the Company provides to explain the matters you are being asked to vote on by proxy and to disclose certain relevant information.

On or about April 3, 2018, the Company mailed to shareholders of record as of March 19, 2018 (other than those who previously requested electronic delivery), a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access the Proxy Statement and Annual Report for the year ended December 31, 2017. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to electronically access and review all the proxy materials, and these materials are available at https://www.proxyvote.com or https://materials.proxyvote.com/371901. The Notice also includes instructions about how you may request to receive proxy materials in printed form on a one-time or on-going basis.

What will I be voting on?

•	Election of seven directors (see pages 11 - 13).

•	Ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2018 (see page 37).

•	Approval, on an advisory basis, of the compensation of the Company's named executive officers (see page 38).

The Board of Directors recommends a vote: FOR each of the nominees to the Board of Directors; FOR ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2018; and FOR approval, on an advisory basis, of the compensation of the Company's named executive officers.

How do I vote?

You can vote either in person at the Annual Meeting or by Proxy without attending the Annual Meeting. We urge you to vote by Proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold and conduct business at the meeting. If you attend the meeting and wish to vote in person, you must withdraw your earlier-dated Proxy in accordance with this Proxy Statement and provide proof of ownership of Company shares as of the record date of March 19, 2018.

Please note that there are separate telephone and Internet arrangements, depending upon whether you are a holder of record (that is, if your shares are registered in your own name with the Company's transfer agent and you have possession of your stock certificate(s)) or whether you hold your shares in "street name" (that is, if your shares are held for you by a broker or other nominee).

Shareholders of record voting by Proxy may use one of the following three options:

•	Vote by Internet (log on to https://www.proxyvote.com and follow the directions there);

•	Vote by toll-free telephone (1-800-690-6903 - instructions are on the Proxy Card or Voting Instruction Form); or

•	Fill out the enclosed Proxy Card or Voting Instruction Form, sign it, and mail it.

If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee to see which options are available to you.

A beneficial owner who wants to cast a vote directly, rather than have a broker or other nominee do so, can either: become a registered owner; or ask the broker or nominee to execute a proxy on your behalf. You can become a registered owner by having your broker or other nominee "certificate" your position, in which case you will receive an actual certificate for your stock, or your share ownership can be moved into a "direct registration system." Alternatively, you can check a box on the Voting Instruction Form indicating your plan to attend the meeting and to vote your shares directly, in which case your broker or other nominee should then send you your proxy. Please contact your broker or other nominee for more details.

The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. EDT on May 16, 2018. The telephone and Internet voting procedures are designed to authenticate shareholders by the use of control numbers and to allow you to confirm that instructions have been properly recorded.

Can I change my vote?

Yes. At any time before your Proxy is voted at the meeting, you may change your vote by:

•	Revoking it by written notice to the Corporate Secretary at the address on the cover of the Proxy Statement;

•	Delivering a later-dated Proxy (including a telephone or Internet vote);

•	Voting by telephone or Internet at a subsequent time; or

•	Voting in person at the meeting.

If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee for procedures on revoking or changing your Proxy.

How many votes do I have?

You will have one vote for every share of common stock that you owned on March 19, 2018.

How many shares are entitled to vote?

There were 273,608,967 shares of the Company common stock outstanding as of March 19, 2018, and entitled to vote at the meeting. Each share is entitled to one vote.

How many votes must be present to hold the meeting?

Under the Company’s Bylaws, a majority of all of the voting shares of the capital stock issued and outstanding as of March 19, 2018, must be present in person or by Proxy to hold the Annual Meeting.

What if I do not vote for some or all the matters listed on my Proxy Card or Voting Instruction Form?

If you return a Proxy Card or Voting Instruction Form without indicating your vote for some or all of the matters, if permissible, your shares will be voted as follows for any matter you did not vote on:

•	For the approval of the director nominees to the Board of Directors listed on the card.

•	For ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2018.

•	For the approval, on an advisory basis, of the compensation of the Company's named executive officers.

How many votes are needed for the approval of items upon which the shareholders are being asked to vote?

•
Under Michigan law, the seven nominees for director will be elected by a plurality of the votes cast. Notwithstanding the foregoing, the Company's Bylaws provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board of Directors.

•	Ratification of Ernst & Young LLP as the Company's auditors for the fiscal year ending December 31, 2018, is by a majority of votes cast.

•	The proposals to approve the compensation of the Company's named executive officers is advisory and the Board of Directors will take such votes into account when considering future actions.

What if I vote to "abstain?"

A vote to "abstain" on the election of the directors or on ratification of Ernst & Young LLP as the Company's auditors will have no effect on the outcome. A vote to abstain with respect to approval of named executive officer compensation will be taken into account by the Board of Directors in determining future action.

What if I do not return my Proxy Card or Voting Instruction Form and do not attend the Annual Meeting?

If you are a holder of record and you do not vote your shares, your shares will not be voted.

If you hold your shares in "street name," and you do not give your broker or other nominee specific voting instructions for your shares, your broker or other nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon.

If you do not give your record holder specific voting instructions and your record holder does not vote on the matters to be voted upon, the votes will be "broker non-votes." "Broker non-votes" will have no effect on the vote for the election of directors or the other matters to be voted upon as set forth in this Proxy Statement.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your individual voting privacy. Your individual vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation of votes and certification of the vote; or

•	to facilitate successful Proxy solicitation by our Board of Directors.

Occasionally, shareholders provide written comments on their Proxy Cards or Voting Instruction Forms which are then forwarded to the Company’s management.

How can I receive a copy of the Company’s Form 10-K?

You can obtain, free of charge, a copy of our Form 10-K for the year ended December 31, 2017, which we recently filed with the Securities and Exchange Commission, by writing to:

Corporate Secretary
Gentex Corporation
600 North Centennial Street
Zeeland, Michigan 49464

You can also obtain a copy of the Company’s Form 10-K and other periodic filings with the Securities and Exchange Commission (SEC) on the Company’s Internet web site under the heading "SEC Filings" at: http://ir.gentex.com.

The Company’s Form 10-K and other SEC filings mentioned above are also available from the SEC’s EDGAR database at http://www.sec.gov.

Can I otherwise access the Company’s proxy materials and Annual Report?

The proxy materials are also available on the Company’s Internet website at: http://ir.gentex.com

What is "householding of proxy materials?"

Only one Notice will be sent to multiple shareholders sharing a single address, unless the Company has received instructions to the contrary from one or more shareholders. If a single copy of the Notice was delivered to an address that you share with another shareholder, and you prefer to receive additional copies, send your request to the Corporate Secretary (600 North Centennial Street, Zeeland, Michigan 49464, 616-772-1800), and we will promptly deliver a separate copy.

BUSINESS HIGHLIGHTS

In 2017, the Company experienced record net sales, net income, and earnings per share. Highlights include (in thousands, except per share data):

	2017	2016	2015
Net Sales	$1,794,873	$1,678,925	$1,543,618
Operating Income	$523,358	$511,743	$458,766
Net Income	$406,792	$347,591	$318,470
Earnings Per Share (Fully Diluted)	$1.41	$1.19	$1.08
Cash Dividends Declared Per Common Share	$0.39	$0.36	$0.34
Total Assets	$2,352,054	$2,309,620	$2,148,673
Long-Term Debt Outstanding at Year End	$—	$178,125	$225,625

SOLICITATION OF PROXIES

This Proxy Statement is being furnished on or about April 3, 2018 to the shareholders of Gentex Corporation as of the record date, in connection with the solicitation by the Board of Directors of the Company of Proxies to be used at the Annual Meeting of Shareholders to be held on Thursday, May 17, 2018, at 4:30 p.m. EDT, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426.

Each shareholder as of the record date, as an owner of the Company, is entitled to vote on matters to come before the Annual Meeting. The use of Proxies allows a shareholder of the Company to be represented at the Annual Meeting if the shareholder is unable to attend in person.

There are four ways to vote your shares:

1)	By Internet at https://www.proxyvote.com We encourage you to vote this way.

2)	By toll-free telephone (1-800-690-6903)

3)	By completing and mailing your Proxy Card or Voting Instruction Form

4)	By written ballot at the Annual Meeting

If the form of Proxy accompanying this Proxy Statement is properly executed using any of the methods described above, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of the meeting. Where shareholders specify a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by Proxy will be voted FOR the election of all nominees named in the Proxy; FOR ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2018; and FOR approval, on an advisory basis, of the compensation of the Company's named executive officers. These proposals are described in this Proxy Statement. A Proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Corporate Secretary, (2) delivery of a later-dated Proxy, including a telephone or Internet vote, or (3) attending the meeting and voting in person, as discussed above.

VOTING SECURITIES AND RECORD DATE

March 19, 2018, has been fixed by the Board of Directors as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date, 273,608,967 shares of the Company’s common stock, par value $.06 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not, however, counted in tabulations of votes cast on matters presented to shareholders, though the Board will consider abstentions in determining future actions.

ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation specify that the Board of Directors shall consist of at least six, but not more than nine members, with the exact number to be determined by the Board. The Board has currently set the number of directors at seven. The Restated Articles of Incorporation state that directors shall be elected annually for terms expiring at the next annual meeting of shareholders.

All of the members of the Company’s Board of Directors qualify as "independent directors" as determined in accordance with the current listing standards of The NASDAQ Global Select Market ("NASDAQ"). Based on these current NASDAQ listing standards, the Company’s Board has identified and affirmatively determined the following directors have no material relationships with the Company other than as a director and are independent: Leslie Brown, Gary Goode, Jim Hollars, John Mulder, Richard Schaum, Fred Sotok, and James Wallace. In making its independence determinations, the Board considered: the former employment and a former consulting arrangement of Mr. Mulder; the former employment of Mr. Hollars; and the fact that Mr. Sotok's son had an interest in a small vendor of the Company. The Board determined that these circumstances do not interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Each of the current Board of Directors members have been determined to meet the required experience and qualifications set forth in the Company's Position Profile: Member of the Board of Directors, including, among them, high levels of personal and professional integrity, distinguished management careers, and the demonstrated ability to work effectively as Board members. Combined with the other desirable characteristics and experience of such individuals, these individuals have the experience, qualifications, attributes, and/or skills (which are described below) which led the Nominating and Corporate Governance Committee to recommend such individuals to the Board for nomination for election to the Board, and led the Board to conclude such individuals should be nominated for election to the Board.

The terms of all current Board of Directors members will expire upon the election of the directors to be elected at the 2018 Annual Meeting. The Board has (upon the recommendation of the Company's Nominating and Corporate Governance Committee), re-nominated Leslie Brown, Gary Goode, James Hollars, John Mulder, Richard Schaum, Fred Sotok, and James Wallace for election as directors at the Annual Meeting, each to serve a one-year term expiring in 2019. The Nominating Committee and Corporate Governance Committee continues to avail itself of a variety of resources in its efforts to identify qualified and diverse candidates. Candidates are sought not only in traditional corporate environments, but also other environments such as government, academia, private enterprise, nonprofit organizations, and a variety of professions. In order to promote diversity, the Nominating and Corporate Governance Committee is: willing to consider exceptions to the Board of Directors Attendance and Overboarding Policy for diverse candidates; considering search firms with a track record of identifying qualified, diverse director candidates; as appropriate, seeking to engage with organizations representing the interests of women and minorities; and periodically reviewing its processes and procedures to ensure there are no structural impediments to increasing Board diversity. The Board is building a pool of diverse candidates and believes Board diversity will increase sooner rather than later.

Unless otherwise specifically directed by a shareholder’s marking on the Proxy Card or Voting Instruction Form, or in directions given either via the Internet or telephone, the persons named as Proxy voters in the accompanying Proxy will vote for the nominees described above and below. If any of these nominees becomes unavailable, which is not now anticipated, the Board may designate a substitute nominee, under the recommendation of the Nominating and Corporate Governance Committee, in which case the accompanying Proxy will be voted for the substituted nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

A plurality of votes cast by shareholders at the meeting is required to elect directors of the Company under Michigan law. Accordingly, the nominees who receive the largest number of affirmative votes will be elected, regardless of the number of votes received. Notwithstanding the foregoing, the Company, in response to a shareholder proposal and with the proponent's concurrence with the Company's implementation of the same, amended its Bylaws to provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board of Directors. Each of the nominees has agreed to tender his or her resignation in writing to the Board if he or she is not elected by a majority of votes cast. Broker non-votes and votes withheld will not have a bearing on the outcome of the election (though the Nominating and Corporate Governance Committee and Board

will consider abstentions in making future nominations). Votes will be counted by Inspectors of Election appointed by the presiding officer at the Annual Meeting.

The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

The content of the following table relating to age and business experience is based upon information furnished to the Company by the nominees and directors, as of February 15, 2018.

Name (Age) and Position	Business Experience
Nominees for Terms to Expire in 2019
Ms. Leslie Brown (64) Director since 2016
Ms. Brown, since 2003, is the owner and chairperson of Metal Flow Corporation, a Holland, Michigan, based high volume producer of technically sophisticated custom metal (of various varieties) components through deep draw processes. Including operations in China, Metal Flow Corporation globally ships approximately 1.3 million parts daily for a variety of automotive applications, including airbags, decorative trim, emissions, fuel handling, sensors, and solenoids. As such, Ms. Brown has a significant understanding of, and experience with, challenges faced by manufacturing companies that supply the global automotive industry. In addition to her years of experience as an entrepreneurial automotive supplier, as a prominent local businesswoman serving on a variety of community organization boards of directors (including as chairperson of the Holland Hospital Board), Ms. Brown has demonstrated a high degree of professionalism and personal integrity. Ms. Brown offers insight and perspective especially in terms of developing and maintaining an entrepreneurial team. Ms. Brown has affirmatively been identified as an independent director by the Board of Directors. She serves on the Company's Nominating and Corporate Governance Committee.

Mr. Gary Goode (72) Director since 2003
Mr. Goode is the Chairman of Titan Distribution LLC, an Elkhart, Indiana company, that offers consulting and distribution services related to structural adhesives, and has held that position since 2004. He was previously employed at Arthur Andersen LLP ("Andersen") for 29 years, including 11 years as the managing partner of its West Michigan practice, until his retirement in 2001. He is currently a director and Chair of the Audit Committee at Universal Forest Products, Inc.
As an audit committee financial expert, Mr. Goode provides the Board with financial reporting and accounting expertise. His many years of public accounting experience provided Mr. Goode the opportunity to work with a great variety of small and large companies, including public companies, in a broad array of industries (including automotive and technology companies). Such experience allows Mr. Goode to provide excellent perspective to the Board. Mr. Goode has affirmatively been identified as an independent director by the Board of Directors and as an audit committee financial expert. He is Chair of the Company's Audit and Compensation Committees, and serves on the Company's Nominating and Corporate Governance Committee.

Mr. James Hollars (73) Director since 2014
Mr. Hollars was the Senior Vice President - Sales of the Company from 1999 to 2009. Mr. Hollars has an exceptional understanding of the sales process for suppliers to automotive OEMs, especially in Europe which continues to be an important geographic market for the Company. Mr. Hollars offers the Board unique insight into the decision-making process of automotive customers as regards sourcing. His familiarity with the Company's core business principles and what it takes to work in an entrepreneurial environment allow him to understand the Company more fully. Mr. Hollars has been affirmatively identified as an independent director by the Board.

Mr. John Mulder (81) Director since 1992
Mr. Mulder was the Vice President-Customer Relations of the Company from February 2000 to June 2002. Before that, he was Senior Vice President-Automotive Marketing of the Company from September 1998 to February 2000. Prior to September 1998, he was Vice President- Automotive Marketing of the Company for more than five years. Mr. Mulder's overall understanding of the Company's primary industry and intimate knowledge of selling to automotive OEMs provides insight to the Board of Directors. His familiarity with the Company's core business principles and close relationship developed over the years with relevant decision makers at the Company's customers offer the Board a valuable perspective. Mr. Mulder has affirmatively been identified as an independent director by the Board of Directors.

Mr. Richard Schaum (71) Director since 2011
Mr. Schaum has been General Manager of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003. From October 2003 until June 2005, he was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc., a startup company involved in the commercialization of proprietary electric propulsion systems. Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, and its predecessor, Chrysler Corporation, including as Executive Vice President, Product Development, and General Manager of Powertrain Operations. His responsibilities over those years included product development, manufacturing, program management and quality. Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President from 2007 to 2008. He is currently a director and a member of the Corporate Governance Committee of BorgWarner, Inc., a publicly-traded company that manufactures and sells technologies for engines and drive trains. He is also on the Board of Directors and is a member of the Audit and Compensation Committees of Sterling Construction, Inc., a heavy civil construction company. Mr. Schaum has extensive executive and management experience at all levels in a Fortune 100 company and more recent experience with an entrepreneurial start-up company, as well as knowledge of, and interest in, corporate governance matters, gained on the board of a Fortune 500 company. In addition, his technical background and operating experience contribute to the breadth and depth of the Board's interactions and deliberations. Mr. Schaum has been affirmatively identified as an independent director by the Board of Directors. Mr. Schaum serves on the Company's Audit and Compensation Committees.

Mr. Frederick Sotok (83) Director since 2000
Mr. Sotok was Executive Vice President and Chief Operating Officer of Prince Corporation (manufacturer of automotive interior parts that was acquired by Johnson Controls in 1996) in the last five years of his employment which began in October 1977 and ended in October 1996. By virtue of Mr. Sotok's former position at a large automotive interior and electronic parts supplier, Mr. Sotok has a thorough understanding of the global automotive industry and the unique challenges faced by automotive suppliers, including both organizational and administrative issues. Mr. Sotok's 17 years of experience in manufacturing management at General Electric also provides the Board of Directors with manufacturing experience to draw upon. Mr. Sotok serves on the Company's Audit Committee. Mr. Sotok has affirmatively been identified as an independent director by the Board of Directors.

Mr. James Wallace (75) Chair of the Board Director since 2007
Mr. Wallace is Chair of the Board of Cranel, Inc., a Columbus, Ohio, company that provides storage, imaging, and information technology services; data storage solutions; document imaging, storage, publishing, and duplication services; and support, to the storage and imaging industry. Previously, he served as President and Chief Executive Officer of Cranel, Inc. for more than five years. His experience in the information technology services industry offers the Board of Directors an understanding of evolving technologies, in addition to manufacturing expertise, especially while operating in an entrepreneurial environment. Mr. Wallace has affirmatively been identified as an independent director by the Board of Directors. Mr. Wallace is Chair of the Board, Chair of the Company’s Nominating and Corporate Governance Committee and serves on the Company's Compensation Committee.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table contains information with respect to ownership of the Company’s common stock by all directors, nominees for election as directors, executive officers named in the tables under the caption "EXECUTIVE COMPENSATION," current executive officers, and all directors and such executive officers as a group. The content of this table is based upon information supplied by the Company’s named executive officers, directors and nominees for election as directors, and represents the Company’s understanding of circumstances in existence as of March 1, 2018.

Name of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
	Shares Beneficially Owned (1)	Exercisable Options (2)
Fred Bauer	976,200	946,200	*
Neil Boehm	47,762	9,400	*
Leslie Brown	17,000	14,000	*
Matthew Chiodo	32,561	7,030	*
Steve Downing	157,219	41,568	*
Gary Goode	99,000	83,000	*
James Hollars	71,804	35,000	*
Joe Matthews	26,662	5,542	*
John Mulder	107,304 (3)	21,000	*
Kevin Nash	40,426	1,694	*
Scott Ryan	32,013	9,904	*
Richard Schaum	75,000	71,000	*
Frederick Sotok	41,696(4)	14,000	*
James Wallace	88,400	71,000	*
All directors and executive officers as a group (14 persons)	1,732,724	1,330,338	0.6%

* Less than one percent.

(1)	Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.

(2)	This column reflects shares subject to options exercisable within 60 days, and these shares are included in the column captioned "Shares Beneficially Owned."

(3)	Includes 50,000 shares held in a trust established by Mr. Mulder's spouse, and Mr. Mulder disclaims beneficial ownership of these shares.

(4)	Includes 348 shares owned by Mr. Sotok’s spouse through a partnership, and Mr. Sotok disclaims beneficial ownership of these shares.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information with respect to ownership of the Company’s common stock by persons or entities that are beneficial owners of more than five percent of the Company’s voting securities as of December 31, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Black Rock Inc. 40 East 52nd Street, New York, NY 10022	23,817,661	8.4%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	23,512,689	8.2%

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance set forth in the Gentex Corporation Corporate Guidelines (*) as adopted for the purpose of defining responsibilities, setting high standards of professionalism and personal conduct, and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, and, in accordance with the Company's Bylaws, may appoint other committees from time to time. Each standing committee has a written charter. All such charters, as well as any documents marked with an asterisk (*) in this Proxy Statement, are available under the heading "Corporate Governance" on the Company’s web site at http://ir.gentex.com. A hard copy of any of these documents will be provided to any shareholder who submits a request in writing to the Corporate Secretary, Gentex Corporation, 600 North Centennial Street, Zeeland, MI 49464.

Each member of the Board of Directors is expected to abide by the Gentex Corporation Board of Directors Attendance and Overboarding Policy (*), including the expectation to attend all meetings of the Board, all applicable committee meetings, and each annual meeting of shareholders. All then members of the Board attended the 2017 Annual Meeting of Shareholders. Each of the current members of the Board, including all nominees for the Board, is expected to attend the 2018 Annual Meeting of Shareholders. During 2017, the Board held five Board meetings. All directors attended at least 75 percent of the aggregate number of meetings of the Board and Board committees on which they served.

Responsiveness to Shareholders

•
The fact that the Company has declassified its Board of Directors and implemented majority voting for directors (in the form of a director resignation Bylaw) in response to shareholder proposals, as well as allowing its shareholder rights plan (poison pill) to expire, demonstrates responsiveness to expressed shareholder concerns. In fact, implementation of majority voting for directors (in the form of a director resignation Bylaw) was done with the input and concurrence of the shareholder proponent as to form of adoption of the same.

•
The Company also implemented a Lead Independent Director Policy (*) to address concerns raised by shareholders when the Company had a non-independent Chair of the Board, again demonstrating its commitment to good corporate governance and ongoing engagement with shareholders.

•
The Company has added a Sustainability section to its website, annually publishes a sustainability report and additional diversity considerations to its director nominating policies in response to suggestions from shareholders. Such diversity considerations, along with the actual practices of the Nominating and Corporate Governance Committee, have led to a broader and more diverse director candidate pool.

•	The Company's on-going efforts concerning diversity have led to increasing diversity through all levels of the organization.

Board of Directors Leadership Structure

•	Fred Bauer served as Chair of the Board of Directors and Chief Executive Officer (CEO) of the Company for 40 plus years prior to his retirement as of December 31, 2017.

•
Though the Company is fortunate to continue to have access to Mr. Bauer's wealth of experience as Chairman Emeritus, Founder, and Advisor, in connection with his retirement, James Wallace was elected Chair of the Board.

•
While Mr. Bauer served as Chair of the Board and CEO, the Board implemented a Lead Independent Director Policy (*) and the independent members of the Board had as an agenda item, in connection with each Board meeting, the opportunity to meet (and have met on other occasions as well).

•	The Company acknowledges that independent board leadership is important, and the independent directors will continue to meet outside of the presence of management.

•
Even with an independent Chair of the Board, the Company continues to believe it is important that the Board have flexibility to determine the most qualified person to serve as Board Chair rather than unduly impairing such flexibility with any policy requiring an independent Board Chair.

•
The Board now has an independent Chair alleviating the need for a Lead Independent Director (though the Lead Independent Policy, as amended, remains in place to continue to provide the Board such flexibility).

Audit Committee

•	The Company’s Audit Committee currently includes Messrs. Goode (Chair), Schaum, and Sotok.

•
The Audit Committee met five times during the fiscal year ended December 31, 2017. Information regarding the functions performed by the Committee is set forth in the following "Report of the Audit Committee."

•	The Board of Directors has affirmatively determined that all members of the Audit Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.

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All Audit Committee members possess the required level of financial literacy and the Board of Directors has determined that at least one member of the Audit Committee, Mr. Goode, meets the current standard of audit committee financial expert as required by the Sarbanes-Oxley Act.

•	The Audit Committee operates pursuant to the Gentex Corporation Audit Committee Charter (*).

•	The Company’s independent auditors report directly to the Audit Committee.

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The Audit Committee, consistent with the Sarbanes-Oxley Act and the rules adopted thereunder, meets with management and the auditors prior to the filing of officer certifications with the SEC to receive information concerning, among other things, any significant deficiencies or material weaknesses in the design or operation of internal controls.

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The Audit Committee’s policy regarding the pre-approval of audit and non-audit services provided by the Company’s independent auditors is outlined in a document called "Revised Audit Committee Procedures for Approval of Audit and Non-Audit Services by Independent Auditors," which is attached as Appendix A to this Proxy Statement.

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The Audit Committee has adopted a policy titled "Complaint Submission and Handling Policy", to enable confidential and anonymous reports or complaints generally as well as those relating to auditing and accounting matters to the Audit Committee specifically.

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The Audit Committee reviews and approves all related-party transactions in accordance with its Charter. This review and approval covers all manners of related-party transactions, which are viewed in light of applicable disclosure requirements, independence standards for directors, and applicable Company codes and policies.

Compensation Committee

•	The Company’s Compensation Committee currently includes Messrs. Goode (Chair), Schaum, and Wallace.

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The Compensation Committee met eleven times during the fiscal year ended December 31, 2017. The Compensation Committee is responsible for administering all of the Company’s incentive plans and other compensation arrangements for executive officers of the Company. Information regarding functions performed by the Committee is set forth in the following "Compensation Committee Report."

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The Board of Directors has affirmatively determined that all members of the Compensation Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.

•	The Compensation Committee operates pursuant to the Gentex Corporation Compensation Committee Charter (*).

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More information regarding the scope of authority of the Compensation Committee, any delegation of its authority, and the role of executive officers is set forth in the "Compensation Discussion and Analysis" below.

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The Compensation Committee has authority under the Compensation Committee Charter to obtain the advice of compensation consultants. In the last year, consistent with the Compensation Committee Charter, and with the consent of the Compensation Committee, the Company retained an independent compensation consultant, Mercer (US) Inc. ("Mercer") to advise on certain compensation matters. Mercer's engagement included an: assessment of the Company's existing compensation program; a competitive analysis of a peer-group of publicly-traded organizations, including base salaries, annual incentives, and long-term incentives, plan design alternatives; pay trends; performance metrics; stock ownership guidelines; and employment agreements. The assessment also included recommendations for reporting on the same, including certain recommendations for potential changes to executive and director compensation. The Compensation Committee did consider the independence of Mercer in assessing the information and recommendations provided by Mercer. Mercer provided peer group and industry compensation data to both management and the Compensation Committee for executives and directors. Such data was used by the Compensation Committee as a frame of reference for adjusting the Company's compensation structure as more fully described herein, including establishing executive compensation targets for base pay, short-term non-equity incentives, as well as consideration of potential long-term equity incentives.

•	The Board of Directors, based on the recommendation of the Compensation Committee, has also adopted an "Anti-Hedging and Anti-Pledging Policy" (*) and "Clawback Policy" (*).

•	The Compensation Committee does not believe that the Company's compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee

•	The Company’s Nominating and Corporate Governance Committee currently includes Messrs. Wallace (Chair) and Goode and Ms. Brown, although such committee regularly receives input from other directors.

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The Nominating and Corporate Governance Committee met formally one time during the fiscal year ended December 31, 2017 (but met informally and held other discussions at regularly scheduled Board of Directors meetings, and otherwise, including consideration of potential candidates for nomination to the Board). The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified individuals to serve as members of the Company’s Board and met in February 2018 and subsequently in accordance with such responsibilities.

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The Board of Directors has affirmatively determined that all members of the Nominating and Corporate Governance Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.

•	The Nominating and Corporate Governance Committee operates pursuant to the Gentex Corporation Nominating and Corporate Governance Committee Charter (*).

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The Nominating and Corporate Governance Committee has adopted certain procedures contained in a document called "Selection Process for Board Candidates" (*) to consider candidates for director nominations. Generally, for each election of directors the Chair of the Nominating and Corporate Governance Committee identifies candidates, from a variety of resources to ensure a diverse pool of candidates, with support of the other committee member(s), other board members, and management, as needed. Candidates that meet the established criteria are identified and presented to the entire Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then conducts interviews and reviews, as appropriate and necessary. The Nominating and Corporate Governance Committee then meets to consider and approve the most qualified candidates so it can make its recommendation to the full Board of Directors.

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The Nominating and Corporate Governance Committee has established the minimum qualifications for candidates, which are contained in a document called "Position Profile: Member of the Board of Directors" (*). Those required qualifications include: working and/or experience with an entrepreneurial company; high level of personal and professional integrity; successful and distinguished business management career (using the Company's core principles); understanding of the Company's markets; and ability to work effectively with current Board members. The Position Profile also sets forth other desirable experience and qualifications, including gender, race, ethnic, and country of origin diversity.

•	The Nominating and Corporate Governance Committee has not, to date, paid any third party a fee to assist in identifying and evaluating nominees, but has the authority to do so.

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The Nominating and Corporate Governance Committee has not, to date, received any potential director candidates for nomination from any shareholder that beneficially owns more than five percent of the Company's common stock.

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The Nominating and Corporate Governance Committee (and the entire Board) is committed to increasing diversity on the Board. As such, the Nominating and Corporate Governance Committee will continue to avail itself of a variety of resources in its efforts to identify qualified and diverse director candidates. Candidates are sought not only in traditional corporate environments, but also other environments such as government, academia, private enterprise, nonprofit organizations, and a variety of professions. In order to promote diversity, the Nominating and Corporate Governance Committee is: willing to consider exceptions to the Board of Directors Attendance and Overboarding

Policy for diverse candidates; considering search firms with a track record of identifying qualified, diverse director candidates; as appropriate, seeking to engage with organizations representing the interests of women and minorities; and periodically reviewing its processes and procedures to ensure there are no structural impediments to increasing Board diversity.

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The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors from a variety of sources, including current directors, management, retained third-party search firms, and shareholders. The Nominating and Corporate Governance Committee avails itself of a variety of available resources for candidates (and from non-executive positions and/or non-traditional environments). If you want to recommend a director candidate, you may do so in accordance with the Company’s procedures or the Company’s Restated Articles of Incorporation. If a shareholder desires to recommend a candidate for consideration by the Nominating and Corporate Governance Committee for inclusion in the Company’s 2019 Proxy Statement as a Board nominee, that recommendation should be submitted in writing, together with appropriate biographical information, to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial Street, Zeeland, Michigan 49464. Any such nominations should be received by the Chair of the Nominating and Corporate Governance Committee by no later than December 31, 2018, to allow adequate time for consideration of the nominee. Other nominations by shareholders for any directorship may be submitted to the Board of Directors by written notice as set forth in the Company’s Restated Articles of Incorporation and Bylaws, or pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934.

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In accordance with the above-referenced Selection Process for Board Candidates and the Position Profile, the independent directors approved the slate of nominees standing for election at the 2018 Annual Meeting of Shareholders, and recommended the same to the entire Board of Directors.

•	The Nominating and Corporate Governance Committee now has corporate responsibilities as delegated by the Board of Directors.

Codes

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The Board of Directors has adopted a "Code of Ethics for Certain Senior Officers" (*) that applies to certain of the Company’s officers, which includes the chief executive officer, principal financial officer and principal accounting officer. Information concerning any alleged violations is to be reported to the Audit Committee.

•	The Company has also adopted a "Code of Business Conduct and Ethics" (*). This Code applies to all directors, officers and employees of the Company.

•	No waivers of either of the foregoing codes have occurred to date.

Shareholder Communication with Members of the Board of Directors

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You may contact any of our directors by writing them: Board of Directors, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial, Zeeland, Michigan 49464. Employees and others who wish to contact the Board or any member of the Audit Committee may do so anonymously, if they wish, by using this address. Such correspondence will not be screened and will be forwarded in its entirety.

Personal Loans to Executive Officers and Directors

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The Company complies with and will operate in a manner consistent with an act of legislation outlawing extensions of credit in the form of personal loans to or for its directors and executive officers.

Director and Executive Officer Stock Transactions

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Under the regulations of the Securities and Exchange Commission (SEC), directors and executive officers are required to file notice with the SEC within two (2) business days of any purchase or sale of the Company’s stock. Information on filings made by any of our directors or executive officers can be found on the Company’s web site under "SEC Filings" at http://ir.gentex.com.

Risk Oversight

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While the Board of Directors oversees risk management generally, management of the Company is charged with managing risk through appropriate internal processes and internal controls. On behalf of the Board, the Audit Committee oversees Company risk policies and procedures relating to its financial statements and financial reporting processes, cyber security risks, credit risks, and liquidity risks. Further, in accordance with the Audit Committee Charter, the Audit Committee periodically discusses with management the Company's risk assessment and risk management and steps taken by management to control and mitigate risk exposure (other than risks arising from the Company’s compensation policies and practices, which are overseen by the Compensation Committee on behalf of the Board). Such discussions with management and the independent auditors address significant risks, exposures, and judgments as well as steps taken by management to address them. The Audit Committee and the Compensation Committee, respectively, report to the Board periodically with respect to such topics. This oversight does not necessarily have any material effect on the Company's leadership structure. The Board also annually reviews the Company’s various insurance coverages.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management’s conduct of the Company’s accounting and financial reporting processes and the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee’s function is more fully described in its Charter, which the Board has adopted and is available on the Company's website. The Audit Committee reviews this Charter on an annual basis. The Board annually reviews the NASDAQ listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

Pursuant to a meeting of the Audit Committee on February 14, 2018, the Audit Committee reports that it has: (i) reviewed and discussed the Company's audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions referred to in Items (i)-(iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2018, and has submitted the same to the shareholders for ratification at the Annual Meeting.

This report of the Audit Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Audit Committee:     Gary Goode, Chairman
Richard Schaum
Fred Sotok

February 14, 2018

Compensation Committee Report

The primary purpose of the Compensation Committee of the Board of Directors of the Company is to assist the Board in discharging its responsibilities related to compensation of the Company's executives. The Compensation Committee's function is more fully described in its Charter, which the Board has adopted and is available on the Company's website. The Compensation Committee reviews its Charter on an annual basis, recommending changes to the Board when and as appropriate. The Compensation Committee is comprised of three members, each of whom the Board has determined meets the appropriate independence tests for compensation committee members under the NASDAQ listing standards.

Pursuant to a meeting of the Compensation Committee held on February 14, 2018, the Compensation Committee reports that it has reviewed and discussed the Company's Compensation Discussion and Analysis with management. Based on the above-referenced review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2017, and this Proxy Statement, for filing with the Securities and Exchange Commission.

This report of the Compensation Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Compensation Committee:    Gary Goode, Chairman
Richard Schaum
James Wallace

February 14, 2018

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
Overview of Our Compensation System

The Company has a long history of delivery above industry-average financial results, and one of the Company’s goals is to ensure our executive pay has a significant role in attracting and retaining the executive level talent that has achieved these results. Additional primary objectives of our compensation include: aligning executive and employee interests with the interests of our shareholders (appropriately structured so as to not encourage inappropriate risk taking); creating and maintaining an entrepreneurial culture; motivating employees to continue technical developments and improve customer satisfaction; creating and maintaining a teamwork-driven environment; and maintaining performance-based model balancing short-term and long-term performance of individuals and the Company.
The core elements of the Company’s executive compensation plan are base salary, performance-based bonuses, and stock-based incentives. The Compensation Committee believes that these core elements in combination with the ability to “claw-back” performance-based compensation in appropriate circumstances are a solid foundation to continue to increase emphasis on performance-based incentive pay and equity awards and achieve the objectives of our compensation plan. We believe the perquisites and personal benefits we provide to our executive officers are conservative to market.
The objectives of the Company’s executive compensation plan are also achieved by not including pension arrangements and prohibiting option repricing, hedging or monetizing transactions by directors or employees to lock in the value of the Company, and purchasing Company stock on margin, borrowing against Company stock on margin, or pledging of Company stock.

Responsibilities
The Compensation Committee of our Board of Directors is appointed to assist our Board in discharging its responsibilities relating to the compensation of our executives. The Compensation Committee:

•
is comprised of three directors, each of whom has been determined by our Board to be independent under applicable standards and none of whom receive any consulting, advisory, or other compensation fee (other than fees for service as Board or committee members)

•	operates under and in accordance with the written Compensation Committee Charter

•	has a chair that sets meeting agendas and the calendar for meetings

The President and Chief Executive Officer and other members of management may attend meetings of the Compensation Committee at the request of the Committee. The Compensation Committee does, however, meet in executive session as necessary and appropriate. The Compensation Committee has the authority to engage outside consultants and advisors to advise the Committee with respect to compensation of executives, in its discretion.
The Board of Directors has responsibility to annually assess our director compensation program. Members of management attend meetings of the Board at the Board's request, but the Board meets in executive session when required.

Role of Executives in Establishing Compensation
The Compensation Committee is responsible for recommending CEO (now President and CEO) and other executive officer compensation to the Board of Directors for approval in accordance with the Compensation Committee Charter. In the past, the CEO has provided input and made recommendations to the Compensation Committee with respect to compensation decisions for non-CEO executive officers. It is anticipated the President and CEO will continue to do so. The CEO, now President and CEO (along with management) are primarily responsible for making compensation decisions for our other employees within guidelines established by the Compensation Committee. The Compensation Committee does, however, review and approve all stock-based awards and other performance-based bonuses for the CEO, now President and CEO, and other officers. Since the Compensation Committee and the entire Board recognize that the CEO and other executive officers have the greatest opportunity to influence our performance, our Compensation Committee concentrates its efforts on establishing proper rewards and incentives for executive officers. This structure provides our CEO and executive officers the freedom to influence and motivate our employees to positively impact our Company performance within the guidelines established by the Compensation Committee.

Compensation Committee Activity
During fiscal year 2017, the Compensation Committee met eleven times and also met in January and February 2018 (and subsequently) to among other things: approve the Compensation Committee Report; review and approve other compensation disclosures included in the Proxy Statement; to review and approve performance-based bonuses; do annual reviews of all executive officers; and to adjust the Company's compensation structures as more fully described herein. Among the activities of the Compensation Committee is a review of each element of compensation payable to each named executive officer, as well as the total compensation payable to them, by use of an executive officer equity compensation tally sheet (including stock appreciation). These tally sheets help reflect compensation for a certain number of previous years so that compensation decisions of the Compensation Committee and the Board can be placed in the appropriate context.
In the last year, consistent with the Compensation Committee Charter, and with the consent of the Compensation Committee, the Company retained an independent compensation consultant, Mercer to advise on certain compensation matters. Mercer's engagement included: an assessment of the Company's existing compensation program; a competitive analysis of a peer-group of publicly-traded organizations, including base salaries, annual incentives, and long-term incentives; plan design alternatives; pay trends; performance metrics; stock ownership guidelines; and employment agreements; and reporting on the same, including certain recommendations for potential changes to executive and director compensation. The Compensation Committee Charter grants the Compensation Committee authority to retain or have retained such consultants. The Compensation Committee did consider the independence of Mercer in assessing the information and recommendations provided by Mercer.
Mercer provided peer group and industry compensation data to both management and the Compensation Committee for executives and directors. Such data was used by the Compensation Committee as a frame of reference for adjusting the Company's compensation structure as more fully described herein, including establishing executive compensation targets for base pay and annual cash bonuses, as well as consideration of long-term equity incentives.
The Company has not wavered from its compensation philosophy to achieve the objectives, which include ensuring its compensation program structure and features align the interests of executives and employees with those of our shareholders. The Compensation Committee did, however, recommend to the Board changes in the Company's compensation model going forward, which are consistent with the Company’s historical compensation philosophy and objectives.

Objectives of Compensation Program
Our compensation program is comprised of three fundamental elements: base salary, performance-based bonuses, and stock-based incentives. These elements are intended to reflect our cultural emphasis on all team members sharing in the financial opportunities and sacrifices at our Company, just as our shareholders do and are intended and structured to avoid encouraging excessive and unnecessary risk taking. The compensation program is designed in light of our desire to maintain an entrepreneurial culture and to incentivize desired performance and growth. The elements of compensation are utilized to accomplish several objectives, including: to attract, motivate, and retain management personnel; encourage continued technical development and improve customer satisfaction; stay competitive for talent; encourage and reward individual achievement as well as overall Company performance; and balance short-term performance and long-term performance by aligning the interests of our team with the interests of our shareholders.
In 2018, the Compensation Committee recognized that certain changes in the Company's compensation model were appropriate in order to continue to achieve the objectives set forth above. As previously disclosed, our compensation program is reviewed and compared to market on a periodic basis, and the most recent such review indicated changes were necessary. The Compensation Committee in its most recent evaluation compared the compensation of our executives to those of an executive compensation peer group (Peer Group).

The Peer Group consisted of the following companies:

Allison Transmission Holdings, Inc.	Briggs & Stratton Corporation
Cooper-Standard Holdings	Franklin Electric Co., Inc.
Gentherm Incorporated	Hillenbrand, Inc.
ITT Inc.	LCI Industries
Meritor, Inc.	Modine Manufacturing Company
Shiloh Industries, Inc.	Standard Motor Products, Inc.
Superior Industries International, Inc.	The Timken Company
Tower International Inc.

In reviewing the Peer Group, the Compensation Committee now understands that before any adjustments, our Company's base salaries were at 74% of the market median and below the market 25th percentile; total target cash compensation was 71% of the market median and below the 25th percentile; and long-term incentives fell below market median as well. Before the adjustments described herein, the Company's target total direct compensation was 61% of market median. The Compensation Committee and the Board recognize these levels need to be adjusted to accomplish the objectives of our compensation system as set forth above.
To address the foregoing, the Compensation Committee intends to adjust executive officer base salaries, to modify short-term incentive compensation targets, and to modify long-term incentive equity targets to approach market median, in each case over an appropriate period of time, all as more fully discussed herein.

2017 Compensation Elements in General
As noted above, the compensation program is comprised of three fundamental elements: (1) base salary; (2) bonus; and (3) stock-based incentives. Base compensation for executive officers is predicated primarily on competitive circumstances for managerial talent and positions reflecting comparable responsibility. Historically, base salaries for our employees have been below market, with incentive compensation intended to encourage and implement our entrepreneurial culture. A variety of factors are considered in determining appropriate levels of executive compensation as more fully described herein.
Bonus compensation is comprised of Profit-Sharing Bonus payments and bonuses, including performance-based bonuses for executive officers and certain other key employees. For 2017, all of our full-time employees, including the CEO and other executive officers, were eligible to share in our Profit-Sharing Bonuses. A percentage of pre-tax income after a minimum threshold of profitability has been achieved is paid to eligible employees quarterly. This structure is intended to incentivize employees to produce above industry average financial performance, thereby aligning employee and shareholder interests. During 2017, this Profit-Sharing Bonuses in the total amount of approximately $33.96 million were paid to approximately 5,875 employees. Historically, the Profit-Sharing Bonuses have paid employees between 0% and 25% of base salary, which supplements base salaries, consistent with our philosophy employees win when shareholders win.
In addition, the Company has adopted an additional bonus based on the Profit-Sharing Bonuses already paid (in accordance with the Company's Performance-Based Bonus Plan). Under that plan, certain key employees, including the CEO and executive officers, are eligible to receive a thirteen percent (13%) increase in the Profit-Sharing Bonus percentage for each one percent (1%) by which net sales for the relevant year exceed net sales for the prior year (less payments of Profit-Sharing Bonuses already made for such year). The plan is designed to even further align shareholder return with executive officer compensation, in that incentive is provided to continue growing the Company.
In addition, performance-based bonuses were awarded under the Performance-Based Bonus Plan based on pre-established performance metrics of EBITDA, Diluted Earnings per Share, and Quality (each factor being weighted one-third for 2017). The Compensation Committee selected these measures to provide a balanced focus and because they tend to impact shareholder value. At the beginning of 2017, the Compensation Committee discussed, considered, reviewed, and set a threshold and a target for each of the foregoing performance metrics (based on IHS light vehicle production data, internal estimates of take rates and volumes, and expense budgets). There is no bonus payable under the plan until the pre-established threshold for a performance metric is exceeded and a maximum bonus of ten percent (10%) of base salary is payable for achievement of all targets. Pro-rata bonuses (based on the percentage of the target achieved in excess of the threshold) are payable based upon exceeding the thresholds but not meeting or exceeding the targets.

The Compensation Committee met in January and February 2018 to verify the achievement of the above-described additional profit-sharing bonuses and the performance metrics for the performance-based bonuses for 2017. Under the Performance-Based Bonus Plan, the Compensation Committee retains the right, based on performance, to increase bonuses up to twenty-five percent (25%) of such bonus and to pay employee participants bonuses for personal goal achievement of up to twenty-five percent (25%) of base salary as well. The Company has a Clawback Policy such that in the event of a restatement of the Company's financial statements, the bonuses payable under the Performance-Based Bonus Plan may be clawed back.
Stock-based compensation is intended to align the interests of shareholders and executives and other employees by making our executives and other employees shareholders in a meaningful amount. We attempt to foster and maintain an entrepreneurial culture that seems to work best when our employees are owners and, therefore, win when our shareholders win. History and the current climate have confirmed for us that stock-based compensation provides appropriate incentives to incent long-term performance and is also a good retention tool. Stock-based compensation includes stock options and restricted stock.
Stock options are granted under our existing Employee Stock Option Plan, as amended, and restricted stock is granted under our Second Restricted Stock Plan, as amended, each of which has been approved by our shareholders. Our stock-based incentives vest over time to encourage our employees to take a long-term perspective. Employees are now given a choice between stock options or restricted stock. To the extent an employee selects restricted stock, said employee receives one share of restricted stock for each 3.33 number of options to acquire shares that would otherwise have been granted.

Details of Compensation Program Design
The fundamental elements of our compensation program allow compensation to be impacted by our overall performance and by individual performance as well.

Impact of Performance on Compensation
Historically, the Compensation Committee has undertaken a CEO performance review which involves a multi-step process. During 2017, the entire Board of Directors evaluated CEO performance on a variety of factors including leadership, strategic planning, financial results, succession planning, human resources and diversity, communications with the Board, management, employees, and shareholders, external relations, and Board relations.
The Compensation Committee gathered the results of this evaluation. The Compensation Committee then considered these evaluations and discussed the same with the CEO. Based on the foregoing, the Compensation Committee then made CEO compensation recommendations to the entire Board of Directors. Pursuant to this process, the CEO's base salary was determined and approved by the Board. Going forward, all evaluations, as contemplated herein, will be undertaken at the same time for all executive officers, including the President and CEO. Through these evaluation processes, the Compensation Committee and the Board can exercise positive or negative discretion concerning compensation decisions. Evaluations of our employees otherwise take place on or about the employee's anniversary date of employment except executive officers, which occur in February of each year to coincide with the Compensation Committee verification of achievement of the performance metrics related to payment of annual incentive bonuses and equity award grants.
The Compensation Committee considers the foregoing factors in varying degrees. In its 2017 review of CEO performance which occurred in August 2017, the Compensation Committee and the Board highlighted positive reviews with respect to financial results and personnel development. Strategic and succession planning, along with product development, were also covered in the 2017 CEO performance review.

Specifics on Elements of Compensation for 2017
The "Summary Compensation Table for 2017" shows the base salary, bonuses (including performance-based bonuses and personal goal achievement bonuses), restricted stock awards, stock option awards and other compensation for each of our named executive officers. Total compensation for each applicable named executive officer is also reflected in that Table. The "Grants of Plan-Based Awards for 2017" Table sets forth stock-based compensation. The "Outstanding Equity Awards at Fiscal Year-End December 31, 2017," Table and the "Option Exercises and Stock Vested for 2017" Table further demonstrate efforts to align our executive officers' interests with those of our shareholders. We continue to believe these compensation elements and the mix of these elements are appropriate for the Company given its culture, performance, industry, and current opportunities and challenges.

The 2017 base salaries for our named executive officers are set forth in the "Summary Compensation Table for 2017." The Company approved guidelines for 2017 that salaried employees, including executive officers, are eligible for an increase in base salary of up to five percent (5%) per year for performance alone, and up to ten percent (10%) per year total if increased responsibilities are undertaken (or, potentially more in the case of a promotion). For 2017, our CEO received a two and a half percent (2.5%) increase in base pay, based on Company guidelines. Based on the information set forth above, including the base salaries of executive officers in companies to the Peer Group, the Compensation Committee set base salaries in 2017 and 2018 for executive officers as follows:

Executive Officer	2017 Base Salary	2018 Base Salary
Steve Downing, President & CEO	$425,250	$650,000
Kevin Nash, Vice President of Finance, CFO and Treasurer	$226,736	$340,000
Neil Boehm, Vice President of Engineering and CTO	$233,733	$333,000
Matt Chiodo, Vice President of Sales	$240,252	$336,000
Scott Ryan, Assistant General Counsel and Corporate Secretary	$240,772	$315,000
Joe Matthews, Vice President of Purchasing	$175,032	$205,000

It is the current intention of the Compensation Committee to approach the Peer Group median over time.
Profit-Sharing Bonuses and other performance-based bonuses, as described herein, and personal goal achievement bonuses for named executive officers are also set forth in the "Summary Compensation Table for 2017." The Company has approved a guideline such that employees, including executive officers, are eligible for personal goal achievement bonuses of up to 50 percent of base salary (or, potentially more, in the case of exemplary performance). The additional profit-sharing bonuses and performance-based bonuses earning in 2017 under the Performance-Based Bonus Plan are set forth in the Non-Equity Incentive Plan Compensation column of the "Summary Compensation Table for 2017." Personal goal achievement bonuses earned in 2017 are set forth in the Bonus Column of the "Summary Compensation Table for 2017."
For 2017, participants in the Performance-Based Bonus Plan became eligible for an increase in the Profit-Sharing Bonus percentage due to a seven percent (7%) year-over-year increase in sales, with such bonus calculated as set forth herein.
With respect to the performance metrics for the performance bonus under the Performance-Based Bonus Plan for 2017:

Performance Metric	Weighting Factor	Threshold	Target	Actual Result
EBITDA	1/3	$540,297,328	$636,350,187	$622,929,258
Diluted Earnings Per Share	1/3	$1.07	$1.26	1.41
Quality	1/3	*	*
*Quality thresholds and targets are a non-variable calculation based on parts per million plus over-all corporate cost of quality.

In January and February 2018, the Compensation Committee verified achievement of the year-over-year increase in sales and the performance metrics under the Performance-Based Bonus Plan for 2017. For 2017, each executive officer was awarded an Additional Profit-Sharing Bonus and a performance bonus as set forth in the "Summary Compensation Table for 2017," in Part III, Item 11 of the Company's Form 10-K for the year ended December 31, 2017, and as set forth below:

Performance-Based Bonus Plan
2017 Earned Bonuses

Executive Officer	Additional Profit-Sharing Bonus*	Performance Bonus*	Personal Goal Achievement
Steve Downing, President and CEO	$70,299	$50,712	$98,989
Kevin Nash, Vice President of Finance, CFO and Treasurer	$37,275	$27,039	$59,678
Scott Ryan, Assistant General Counsel and Corporate Secretary	$39,334	$28,707	$40,369
Neil Boehm, Vice President of Engineering and CTO	$38,658	$27,878	$61,871
Matt Chiodo, Vice President of Sales	$39,105	$28,650	$63,115
Fred Bauer, Former Chief Executive Officer	$91,619	$66,328	$—
Joseph Matthews, Vice President, Purchasing	$28,488	$20,873	$22,478

*Includes discretionary increases authorized by the Board of Directors in accordance with the terms of the Performance Plan.

In addition to the above Performance Plan payments, the Board of Directors approved bonuses for personal goal achievement disclosed in the aforementioned table on February 15, 2018.
Personal goal achievement bonuses also reflect our Compensation Committee's and Board of Directors' positive and negative discretion. See the Gentex Annual Incentive Performance-Based Bonus Plan for updates. It is the current intention of the Compensation Committee to approach Peer Group median for such annual incentives.
Our named executive officers are also eligible to receive grants of stock options under our Employee Stock Option Plan and grants of restricted stock under our Second Restricted Stock Plan. For 2017, the Company approved guidelines so that stock option awards up to an established percentage may be made under our Employee Stock Option Plan and restricted stock awards of up to an established percentage may be made under our Second Restricted Stock Plan. During 2017, executive officers were granted between 5,040 and 21,280 stock option shares and between 1,820 and 7,560 shares as restricted stock awards. These awards are predicated on both individual and company performance, while creating incentives to help achieve our long-term goals, align employee interests with those of our shareholders, and retain executive talent. With respect to such stock option awards, during 2017 executive officers, like all employees, could elect to take restricted stock in lieu of such stock options (one share of restricted stock for each 3.33 stock options as noted above). Such elections are noted in the "Grant of Plan-Based Awards for 2017" Table.
Our Employee Stock Option Plan, as amended and restated, makes stock options generally available to all of our salaried employees. All options are granted to employees around the end of the quarter in which their anniversary date of employment occurs at scheduled meetings of the Compensation Committee (except in the case of named executive officer and other officer stock option grants, which are done when approved by the entire Board of Directors as discussed herein). Stock options are only granted at their fair market value on the date of Compensation Committee meetings with all such grants being reviewed and approved by the Compensation Committee (except named executive officer stock option grants, which are only granted at their fair market value on the date approved by the entire Board). In the past, stock option awards to officers generally have had a seven-year term and become exercisable (as long as employment continues), for 20 percent of the shares on each anniversary of the grant date commencing on the first anniversary of the grant date, although a five-year term might be used in order to accommodate certain circumstances. Stock options for other employees generally carry a five- to seven-year term and similarly vest over time.
Restricted stock awards are granted at the discretion of the Compensation Committee at scheduled meetings of the Compensation Committee (except in the case of named executive officer and other officer restricted stock awards which are made when approved by the entire Board of Directors as noted herein). Historically, grants of restricted stock to eligible employees, including executive officers and other officers, are considered once every three years for each eligible employee. The Compensation Committee now grants restricted stock awards annually for named executive officers and other officers at the time of the reviews of such individuals. Usually these share grants are restricted for five years from the date of grant, and as such are viewed as a retention tool. Dividends are paid on restricted shares so granted if, and to the extent, we pay dividends on our common stock. The vesting schedules associated with stock option and restricted stock awards, in part, discourage excessive and unnecessary risk-taking (especially when considered in connection with the stock ownership guidelines for executive officers).

Based on the information set forth above, the Compensation Committee also made the following equity grants in 2018:

Executive Officer	Position	Stock Option Grant	Restricted Share Award
Steve Downing	President and CEO	101,000	68,000
Kevin Nash	Vice President of Finance, CFO and Treasurer	27,000	8,000
Neil Boehm	Vice President of Engineering and CTO	30,000	8,000
Matt Chiodo	Vice President of Sales	30,000	8,000
Scott Ryan	Assistant General Counsel and Secretary	25,000	8,000
Joseph Matthews	Vice President of Purchasing	6,500	3,000

These stock option grants and restricted stock awards were approved pursuant to the Company's shareholder approved Employee Stock Option Plan and shareholder approved Second Restricted Stock Plan, respectively. The stock option grants are ten-year options that become exercisable as long as employment of the Company continues for 25 percent of such shares on each anniversary of the grant date commencing with the first anniversary of the grant date. The exercise price is the closing price of the stock on the grant date. The restricted stock awards vest at the fourth anniversary of the grant, except for 37,000 shares of restricted stock granted in recognition of Steve Downing's promotion to President and CEO, which vest on the fifth anniversary of the grant. The Compensation Committee will in the near future determine the best approach to creating long-term performance metrics associated with equity compensation awards, which will be in addition to vesting requirements. It is the current intention of the Compensation Committee to approach Peer Group median in this regard as well.
On February 15, 2018, the Board of Directors amended and restated the Gentex Corporation Performance-Based Bonus Plan as the Amended and Restated Annual Incentive Performance-Based Bonus Plan (Amended Plan) to: further emphasize performance-based compensation, provide executive officers, officers, and other key employees of the Corporation with appropriate incentives concerning corporate and individual performance, and enhance the alignment between such key employees and shareholders. The Amended Plan is administered by the Compensation Committee of the Board, which has discretion to determine the executive officers, officers, and other employees eligible to participate in the Plan. Only employees of the Corporation are eligible to participate in the Amended Plan.
In lieu of participating in the Profit Sharing Bonuses paid to all employees, annual performance bonuses are available to participants based on the achievement of the following performance metrics:
(a) Revenue, which will have a 33.33% weighting;
(b) Operating Income, which will have a 33.33% weighting; and
(c) Earnings Per Diluted Share, which will have a 33.33% weighting.
For purposes of determining annual performance bonuses, the Compensation Committee will annually establish a threshold, target, and maximum for each applicable performance metric, along with incentive ratios applicable to each Participant with respect to such threshold, target, and maximum. The applicable incentive ratio is a percentage of base pay for each Participant, designated by the Compensation Committee, which is then multiplied by the weighting factor of a particular performance metric to determine the amount of a performance bonus payable to a Participant to the extent the threshold, target, or maximum for a performance metrics is met or exceeded. To the extent performance exceeds the established threshold or target, as applicable, for any performance metric, but does not meet the established target or maximum, as applicable, a pro-rata portion of the potential bonus payable will be paid as a performance bonus (based on the percentage of the target or maximum, as applicable, achieved in excess of the threshold or target, as applicable). Calculations of performance bonuses will be determined using linear interpolation for performance between threshold and target and between target and maximum. The annual performance bonus is cash-based and intended to motivate and reward employees based on Company metrics that drive shareholder value.
Notwithstanding the foregoing, based on any criteria it establishes in its discretion, the Committee reserves the right to increase (or decrease) a performance bonus for personal goal achievement in an amount so as not to in any event exceed 250% of base compensation. Any and all bonuses under the Plan are payable in accordance with policies and procedures established by the Compensation Committee.

For 2018, the Compensation Committee has established incentive ratios of twenty-five percent (25%) of base salary upon achievement of the threshold and up to one hundred percent (100%) of base salary for the President and CEO and seventy-five percent (75%) of base salary for the other named executive officers for achievement of performance in excess of the threshold up to the target, plus incentive ratios of zero percent (0%) of base salary to one hundred percent (100%) of base salary for the President and CEO and seventy-five percent (75%) of base salary for the other named executive officers for the achievement of performance in excess of target up to the maximum. At its February 2018 meeting, the Compensation Committee also established thresholds, targets, and maximums for the Revenue, Operating Income, and Earnings Per Diluted Share performance metrics. It is the intention of the Compensation Committee to approach Peer Group median in this regard as well.
All other compensation for named executive officers set forth in the "Summary Compensation Table for 2017" includes "matching" contributions by the Company pursuant to our 401(k) plan, restricted stock dividends, the personal use of automobiles by certain executive officers, certain costs associated with the personal use of Company aircraft, and membership fees at a local country club, as detailed in the notes to the "Summary Compensation Table for 2017." We make available to our executives Company aircraft for personal use, provided it does not conflict with any business purpose for the aircraft. All executives are assessed the value of the incremental costs of personal use of Company aircraft. The cost to the Company related to personal use of Company aircraft is calculated using the SIFL (Standard Industry Fare Level) rates as outlined by the IRS in accordance with Treasury Regulation Section 1.61-21 (Taxation of fringe benefits). Certain costs associated with the personal use of Company aircraft are considered a taxable fringe benefit as reflected in the notes to the "Summary Compensation Table for 2017." For tax purposes, the additional income that is considered a taxable fringe benefit is subject to income inclusion as reflected in the notes to the "Summary Compensation Table for 2017."

Director Compensation
Our Board of Directors has responsibility for periodically assessing our director compensation program.
Each director who was not an employee of the Company received in 2017:

•	$14,400 annual directors' retainer fee ($3,600 per quarter);

•	$2,100 for each Board meeting attended;

•	$1,500 for each Committee meeting attended; and

•	An option to purchase 7,000 shares of our common stock.

The Lead Independent Director receives an additional retainer fee in the amount of $10,000 for 2017. The Chairs of our Compensation and Audit Committees also received an additional retainer fee in the amount of $5,000 for each committee in 2017. The non-employee directors annual option to purchase 7,000 shares of our common stock is at a price per share equal to the closing price of our stock on the NASDAQ on the date of each annual meeting of shareholders in accordance with our shareholder approved 2012 Amended and Restated Non-employee Director Stock Option Plan, as amended. See the "Director Compensation Table for 2017." Like executives, Board members may make personal use of Company aircraft if such use does not conflict with any business purpose for the aircraft. The cost to the Company related to such personal use by directors is calculated using SIFL (Standard Industry Fare Level) rates as discussed above. We believe this director compensation in conservative to market.
For 2018, the Board of Directors adjusted the annual compensation of directors who are not employees as follows:
    Annual retainer - $80,000
    Chair of the board retainer - $75,000
    Audit Committee Chair retainer - $12,500
    Compensation Committee Chair retainer - $10,000
    Nominating and Corporate Governance Committee Chair retainer - $10,000
    Audit Committee Member retainer - $7,500
    Compensation Committee Member retainer - $5,000
    Nominating and Corporate Governance Committee Member - $5,000
    An option to purchase 7,000 shares of our common stock.

All of said amounts, other than the stock option grant, are payable quarterly. The Company also retained Mercer to provide market comparisons, review of peer groups, and trends in terms of director pay. The Board determined director compensation, like officer compensation, is significantly below peer group median. It is the Board’s intention to approach peer group median in this regard as well.

Stock Ownership
The Company has adopted Stock Ownership Guidelines (*) providing that executive officers should own three times their annual salaries in Company common stock and directors should own two times their annual director fees in Company common stock. As noted above, such guidelines help discourage excessive and unnecessary risk-taking in the context of the Company’s emphasis on stock-based compensation. In addition, the Company's Anti-Hedging and Anti-Pledging Policy prohibit directors and executive officers from leveraging their ownership of Company stock or pledging Company stock to secure personal loans.

Impact of Regulatory Requirements
In making compensation design and award decisions, we have considered the ability to deduct compensation in accordance with Internal Revenue Code Section 162(m). We have also considered the impact of Section 16 of the Securities and Exchange Act of 1934 and rules promulgated thereunder. Since we do not currently have a deferred compensation plan, consideration of the impact of Internal Revenue Code Section 409A in compensation design and award decisions has not been significant. We have also in the past undertaken certain actions disclosed in our SEC filings with respect to the impact of expensing stock-based awards (including stock options) under FASB ASC Topic 718. The executive compensation disclosure rules applicable to annual reports and proxy statements with respect to the disclosure of compensation-related risks for all employees, certain matters related to compensation consultants, reporting of equity awards in the Summary Compensation table, and the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act related to compensation have had no material impact on our decisions regarding compensation. The shareholder advisory vote on named executive officer compensation occurring this year, as well as future shareholder advisory votes on named executive officer compensation will be considered by the Compensation Committee and Board of Directors in making future compensation decisions.
Pay Ratio
As a result of recently adopted rules under the Dodd-Frank Act, beginning with our 2018 Proxy Statement, the SEC now requires disclosure of the CEO to median employee pay ratio. In 2017, the CEO's annual total compensation was $922,988 as reflected in the "Summary Compensation Table for 2017." Our median employee's annual compensation for 2017 was $46,144. As a result, we estimate that the CEO's annual total compensation was approximately 20 times that of our median employee.

Conclusion
We have reached the conclusion that each individual element of compensation, as well as the total compensation, delivered to our named executive officers and to our directors during 2017 and the changes for 2018 are reasonable, appropriate, and in the best interests of our Company and our shareholders. That determination is based on a continuation of our compensation philosophy, objectives, and practices which we believe align both the short-term and long-term interests of our employees with those of our shareholders. It remains the case that each element of our compensation program is important to accomplishing the Company's goals of creating an entrepreneurial environment so that our employees are motivated to remain with us, individually perform to the best of their abilities, and focus on our long-term success.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation earned by the principal executive officer, principal financial officer, and other executive officers for services rendered to the Company for the fiscal year ended December 31, 2017.

Summary Compensation Table for 2017
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Steve Downing, President and CEO	2017	420,959	182,358	286,131	—	96,809	—	88,514	1,074,771
	2016	335,949	98,609	92,610	62,783	113,749	—	87,126	790,826
	2015	253,846	60,307	93,000	66,515	126,026	—	53,413	653,107
Kevin Nash, Vice President of Finance, CFO and Treasurer	2017	225,504	104,254	134,447	—	51,451	—	84,757	600,413
	2016	187,808	75,094	46,305	29,993	63,355	—	80,116	482,671
	2015	163,046	64,793	46,500	31,760	68,773	—	42,177	417,049
Scott Ryan, Assistant General Counsel and Corporate Secretary	2017	237,776	87,838	68,373	—	54,433	—	48,332	496,752
	2016	210,497	61,541	24,255	16,218	69,382	—	48,447	430,340
	2015	184,424	44,121	26,416	18,446	83,656	—	24,060	381,123
Joseph Matthews, Vice President of Purchasing	2017	173,491	57,061	56,430	25,428	39,488	—	29,582	381,480
	2016	156,171	45,715	37,779	18,767	52,246	—	25,227	335,905
	2015	147,430	83,765	—	23,586	54,596	—	24,060	333,437
Fred Bauer, Former Chairman and CEO	2017	583,890	83,191	—	—	135,380	—	120,527	922,988
	2016	542,195	159,983	—	698,184	187,046	—	96,168	1,683,576
	2015	523,102	118,033	—	662,466	204,022	—	29,076	1,536,699

(1)    For each outstanding restricted stock award, the value shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements). See the Company’s Annual Report (Footnote 5) for the years ended December 31, 2017, 2016, and 2015 for the assumptions made in the valuation of restricted stock. The actual number of restricted shares granted is shown in the "Grants of Plan-based Awards for 2017" table included in this Proxy Statement. Assuming continued employment with the Company, restrictions on shares lapse upon expiration of five years from date of grant. Dividends are and will be paid on the shares if, and to the same extent, paid on the Company's common stock. Executive officers are eligible to receive restricted stock awards at the discretion of the Compensation Committee in accordance with the Second Restricted Stock Plan and as discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)    For each outstanding stock option award, the value shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements). See the Company’s Annual Report (Footnote 5) for the years ended December 31, 2017, 2016, and 2015 for the assumptions made in the valuation of stock options. The actual number of stock options granted is shown in the "Grants of Plan-based Awards for 2017" table included in this Proxy Statement.

(3) Amounts set forth relate to the additional profit sharing bonuses and performance-based bonuses earned in 2017 under the Performance Based Bonus Plan based on the achievement of performance metrics set forth therein and are discussed further in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(4)    Other compensation includes the sum of restricted stock dividends and "matching" contributions by the Company pursuant to its 401(k) Plan. In addition, other compensation includes the use of Company automobiles or reimbursement for the use of personal automobiles pursuant to the Company's policy for use of such vehicles and membership fees at a local country club for Messrs. Bauer, Downing, Nash, and Ryan. Other compensation for Messrs. Bauer, Downing, Nash and Ryan also includes certain costs associated with the personal use of Company aircraft which is subject to income inclusion as a taxable fringe benefit.

Grant of Plan-Based Awards

The following table discloses the actual number of restricted stock awards and stock options granted and the grant date of those awards. It also captures potential future payouts under the Company's non-equity and equity incentive plans.

Grants of Plan-Based Awards for 2017
Name	(1) Grant Date	(2) Estimated Future Payouts Under Non-Equity Incentive Plans			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	(3) All Other Option Awards: Number of Securities Underlying Options (#)	(4) Exercise or Base Price of Option Awards ($/Sh)	(5) Grant Date Fair Value of Stock and Option Awards ($)
		Thres-hold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Steve Downing	02/17/17	$162,500	$650,000	$1,300,000	—	—	—	13,944	—	—	$286,131
Kevin Nash	02/17/17	$85,000	$255,000	$510,000	—	—	—	6,552	—	—	$134,447
Scott Ryan	02/17/17	$78,750	$236,250	$472,500	—	—	—	3,332	—	—	$68,373
Neil Boehm	03/31/17	$83,250	$249,750	$499,500				6,553	—	—	$139,775
Matt Chiodo	03/31/17	$84,000	$252,000	$504,000				8,851	—	—	$188,792
Joseph Matthews	02/17/17	$—	$—	$—	—	—	—	2,570	5,680	$20.52	$81,858
Fred Bauer		$—	$—	$—	—	—	—	—	—	—	$—

(1)     The Grant Date is the date when the Compensation Committee's recommendation was approved by the entire Board of Directors.

(2) For 2018, the Compensation Committee has established incentive ratios of twenty-five percent (25%) of base salary upon achievement of the threshold an up to one hundred percent (100%) of base salary for the President and CEO and seventy-five percent (75%) of base salary for the other named executive officers for achievement of performance in excess of the threshold up to the target, plus incentive ratios of zero percent (0%) of base salary to one hundred percent (100%) of base salary for the President and CEO and seventy-five percent (75%) of base salary for the other named executive officers for the achievement of performance in excess of target up to the maximum. At its February 2018 meeting, the Compensation Committee also established thresholds, targets, and maximums for the Revenue, Operating Income, and Earnings Per Diluted Share performance metrics. Mr. Matthews is no longer an executive officer, but remains an employee of the Company.

(3)    The option grants for Mr. Matthews are seven-year options that become exercisable, as long as the employment with the Company continues, for 20 percent of the shares on each anniversary of the grant date commencing with the first anniversary of the grant date. Messrs. Downing, Nash, Ryan, Boehm, and Chiodo, elected to receive restricted shares in lieu of their approved stock option grants for 2017.

(4) The exercise price was the closing price of the stock as of the day when the Compensation Committee's recommendation was approved by the entire Board of Directors. The exercise price may be paid in cash, in shares of the Company's common stock, and/or by the surrender of the exercisable options valued at the difference between the exercise price and the market value of the underlying shares.

(5) Stock option grant date fair values are based on the Black-Scholes option valuation model in accordance with FASB ASC Topic 718. Restricted stock awards represent the aggregate value at the date of grant for shares of common stock awarded under the Company’s Second Restricted Stock Plan. See the Company’s Annual Report (Footnote 5) for the year ended December 31, 2017, for the assumptions made in the valuation of stock options.

Outstanding Equity Awards at Fiscal Year End
The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2017, for the named executive officers. It also shows restricted stock awards not yet vested as of December 31, 2017. The information contained in this table is based on the 2 for 1 common stock split effected as of December 31, 2014 in the form of a 100% stock dividend.

Outstanding Equity Awards at Fiscal Year-End at December 31, 2017
	Option Awards					Stock Awards
Name	(1) Number of Securities Underlying Unexercised Options (#) Exercisable	(1) Number of Securities Underlying Unexercised Options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(2) Option Exercise Price ($)	Option Expiration Date	(3) Number of Shares or Units of Stock That Have Not Vested (#)	(4) Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Fred Bauer	250,000	—	—	12.35	11-Aug-2018	—	—	—	—
	250,000	—	—	9.12	16-Aug-2019	—	—	—	—
	208,000	52,000	—	11.28	15-Aug-2020	—	—	—	—
	156,000	104,000	—	14.69	20-Sep-2021	—	—	—	—
	54,000	81,000	—	15.89	19-Aug-2022	—	—	—	—
	28,200	112,800	—	17.97	17-Aug-2023	—	—	—	—
	946,200	349,800	—			—	—	—	—
Steve Downing	—	—	—		27-Sep-2018	18,000	377,100	—	—
	5,000	—	—	8.64	27-Sep-2019	—	—	—	—
	12,600	3,600	—	12.80	30-Sep-2020	6,000	125,700	—	—
	—	—	—		16-Feb-2021	6,384	133,745	—	—
	—	—	—		22-Feb-2021	6,300	131,985	—	—
	13,500	9,000	—	13.39	30-Sep-2021	—	—	—	—
	—	—	—		16-Feb-2022	7,560	158,382	—	—
	3,376	10,128	—	15.50	30-Sep-2022	—	—	—	—
	3,546	14,184	—	14.70	22-Feb-2023	—	—	—	—
	38,022	36,912	—			44,244	926,912	—	—
Kevin Nash	—	—	—		27-Sep-2018	6,000	125,700	—	—
	3,330	—	—	12.80	30-Sep-2018	—	—	—	—
	—	—	—		30-Sep-2019	12,000	251,400	—	—
	—	—	—		30-Sep-2020	3,000	62,850	—	—
	—	—	—		16-Feb-2021	2,922	61,216	—	—
	—	—	—		22-Feb-2021	3,150	65,993	—	—
	2,932	5,864	—	13.39	30-Sep-2021	—	—	—	—
	—	—	—		16-Feb-2022	3,630	76,049	—	—
	1,612	4,836	—	15.50	30-Sep-2022	—	—	—	—
	—	6,776	—	14.70	22-Feb-2023	—	—	—	—
	7,874	17,476	—			30,702	643,208	—	—
Scott Ryan	7,220	—	—	16.42	30-Dec-2018	—	—	—	—
	—	—	—		30-Dec-2018	3,000	62,850	—	—
	6,240	2,080	—	18.31	30-Dec-2019	—	—	—	—
	—	—	—		31-Dec-2020	1,650	34,568	—	—
	—	—	—		16-Feb-2021	1,512	31,676	—	—
	—	—	—		22-Feb-2021	1,650	34,568	—	—
	—	—	—		16-Feb-2022	1,820	38,129	—	—
	1,832	2,748	—	16.01	31-Dec-2022	—	—	—	—
	916	3,664	—	14.70	22-Feb-2023	—	—	—	—
	16,208	8,492	—			9,632	201,791	—	—
Joseph Matthews	—	—	—		27-Mar-2018	4,800	100,560	—	—
	—	2,356	—	15.41	28-Mar-2019	—	—	—	—
	—	—	—		30-Sep-2019	8,000	167,600	—	—
	—	—	—		22-Feb-2021	2,570	53,842	—	—
	—	—	—		16-Feb-2022	2,750	57,613	—	—
	—	2,970	—	18.30	31-Mar-2022	—	—	—	—
	—	4,240	—	14.70	22-Feb-2023	—	—	—	—
	—	5,680	—	20.52	16-Feb-2024	—	—	—	—
	—	15,246	—			18,120	379,615	—	—

(1)    These options become exercisable, as long as employment with the Company continues, for 20 percent of the shares on each anniversary of the grant date commencing with the first anniversary of the grant date. Mr. Matthews has 2,356 five-year options that become exercisable, as long as employment with the Company continues, for 25 percent of the options on each anniversary of the grant date commencing with the first anniversary of the grant date. These options were granted to Mr. Matthews before he became an executive officer of the Company. Mr. Ryan has 2,080 five-year options that became exercisable, as long as employment with the Company continues, for 25 percent of the options granted on each anniversary of the grant date commencing with the first anniversary of the grant date. These options were granted to Mr. Ryan before he became an executive officer of the Company.

(2)    The exercise price was the closing price of the stock on the date the Compensation Committee met to approve the option grants, or when the Compensation Committee's recommendation was approved by the entire Board of Directors. The exercise price may be paid in cash, in shares of the Company's common stock, and/or by the surrender of the exercisable options valued at the difference between the exercise price and the market value of the underlying shares.

(3)    Assuming continued employment with the Company, restrictions on shares lapse upon the expiration of five years from the date of grant. Dividends are and will be paid on these shares if, and to the same extent, paid on the Company's common stock.

(4)	Represents the aggregate market value as of December 31, 2017, for shares of common stock awarded under the Company's Second Restricted Stock Plan.

Option Exercises and Stock Vested

The following table contains information regarding the exercise of stock options during the fiscal year ended December 31, 2017, by the following executive officers:

Option Exercises and Stock Vested for 2017
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fred Bauer	239,400	1,966,408	—	—
Steve Downing	10,176	92,577	8,000	158,560
Kevin Nash	6,238	40,825	4,320	85,622
Scott Ryan	4,920	54,134	—	—
Joseph Matthews	9,996	55,894	—	—

The Company has not adopted any long-term incentive plan, defined benefit or actuarial plan, or non-qualified deferred compensation plan, as those terms are defined in applicable laws, rules, and regulation promulgated by the Securities and Exchange Commission. The Company does not have any contracts with its named executive officers linked to a change in control of the Company other than with respect to vesting certain restricted stock or stock option awards which provisions are applicable to all employees receiving such awards.

DIRECTOR COMPENSATION

The following table discloses the cash, stock option awards, and other compensation earned, paid, or awarded to each of the Company's directors during the fiscal year 2017.

Director Compensation for 2017
Name	(1) Fees Earned or Paid in Cash ($)	Stock Awards ($)	(2) Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(3) All Other Compensation ($)	Total ($)
Leslie Brown	15,600	—	31,991	—	—	—	47,591
Gary Goode	54,850	—	31,991	—	—	—	86,841
Pete Hoekstra	25,100	—	31,991	—	—	—	57,091
James Hollars	25,100	—	31,991	—	—	—	57,091
John Mulder	25,100	—	31,991	—	—	—	57,091
Richard Schaum	40,350	—	31,991	—	—	—	72,341
Fred Sotok	30,600	—	31,991	—	—	—	62,591
James Wallace	48,100	—	31,991	—	—	—	80,091

(1) Directors who are employees of the Company receive no compensation for services as a director. Directors who are not employees of the Company received a director's retainer in the amount of $14,400 per year ($3,600 per quarter) plus $2,100 for each meeting of the Board attended and $1,500 for each committee meeting attended during 2017. Directors who chaired the Compensation Committee and/or the Audit Committee each received an additional retainer fee in the amount of $5,000 per year during 2017. The Lead Independent Director received an additional annual retainer fee in the amount of $10,000 during 2017 as well. The foregoing compensation has been adjusted for 2018 as set forth herein.

(2) Immediately following each Annual Meeting of Shareholders non-employee directors are entitled to receive an option to purchase 7,000 shares of the Company's common stock at a price per share equal to the closing price of the Company's stock on NASDAQ on that date. Each option has a term of ten years and becomes exercisable in full six months after the date of grant. For each outstanding stock option award, the value shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements). See the Company’s Annual Report (Footnote 5) for the years ended December 31, 2017, 2016, and 2015 for the assumptions made in the valuation of stock options.

(3) The Company also makes Company aircraft available to directors for personal use if such use does not conflict with any business purpose for the aircraft. The cost of the flight is calculated using the SIFL (Standard Industry Fare Level) rates published by the IRS in accordance with Treasury Regulation Section 1.61-21 (Taxation of fringe benefits).

The following table summarizes securities issued and to be issued under the Company’s equity compensation plans as of December 31, 2017:

Executive Compensation Plan Summary
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation Plans approved by Shareholders	14,263,162	16.04	17,519,990
Equity Compensation Plans not approved by Shareholders	—	—	—
Total	14,263,162	16.04	17,519,990

Compensation Committee Interlocks and
Insider Participation

The Compensation Committee, which includes Messrs. Goode (Chair), Schaum, and Wallace, is currently comprised solely of members of the Company’s Board of Directors who are independent under the applicable NASDAQ listing standards. The Compensation Committee is responsible for supervising the Company’s executive compensation arrangements, including the making of decisions with respect to the award of stock-based incentives for executive officers.

CERTAIN TRANSACTIONS

The Audit Committee of the Company reviews and approves all related party transactions in accordance with its Charter. The Code of Business Conduct and Ethics requires directors, officers, and employees to report these types of matters. In addition, the Company uses questionnaires for its directors and officers annually in part to discover any unreported related-party transactions. The approval of the Audit Committee is required for related-party transactions.

Since 1978, prior to the time the Company became a publicly held corporation, the Company has leased a building that previously housed its main office, manufacturing and warehouse facilities, and currently houses production operations for the Company’s fire protection products. The lessor for that building is G & C Associates, a general partnership, and nearly all of the partnership interests in G & C Associates are held by persons related to Fred Bauer. The lease is a "net" lease, obligating the Company to pay all expenses for maintenance, taxes, and insurance, in addition to rent. During 2017, the rent paid to this partnership was $52,153, and the rent for the current fiscal year until the time of acquiring is the same (as it has been for a number of years). The Board of Directors believes that the terms of this lease are at least as favorable to the Company as could have been obtained from unrelated parties. During the first quarter of 2018, the Company acquired this building for $950,000 as previously disclosed.

The Company is highly selective, and hires new employees based upon merit. Employees may also be eligible for certain other benefits which are similarly available on no less favorable terms to other employees of the Company at the same level and pay rate. Family members of any employee are not discouraged from seeking employment.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS – PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee and Board of Directors have selected, and submits to shareholders for ratification, Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2018. The following fees were billed by Ernst & Young LLP, the Company’s independent auditors, for the services provided to the Company during the fiscal years ended December 31:

	2017	2016
Audit Fees	$440,000	$420,000
Audit-Related	165,000	42,000
Tax Fees	—	—
All Other	—	—
Total	$605,000	$462,000

Audit fees include the annual audit of the Company’s consolidated financial statements, the audit of internal control over financial reporting, and timely quarterly reviews. Audit-Related fees principally consist of consultations concerning accounting matters associated with the annual audit, incremental consent filings, and other out-of-scope work. Tax fees principally consist of fees for tax advice. All non-audit services, including those indicated above, are pre-approved by the Audit Committee pursuant to the Revised Audit Committee Procedures for Approval of Audit and Non-audit Services by Independent Auditors, which is attached as Appendix A to this Proxy Statement.

The Audit Committee periodically evaluates the Company's independent auditor. The quality of the staff of Ernst & Young LLP, historical and current performance, expertise in the Company's industries, reasonableness of fees, and independence are all factors that went into the Audit Committee's decision to select Ernst & Young LLP as the Company's independent auditors. The audit engagement partner for the Company rotates every five years and the Audit Committee is involved in the selection of a new audit engagement partner. Although ratification of the independent auditors by the Company’s shareholders is not legally required, our Audit Committee and Board of Directors believes that submission of this matter to the shareholders follows sound business practice and is in the best interest of shareholders in the current environment. If the shareholders do not approve the selection of Ernst & Young LLP, the selection of such firm as our independent auditors will be reconsidered by the Audit Committee. Accordingly, you may vote on the following resolution at the 2018 Annual Meeting of Shareholders:

RESOLVED, that Ernst & Young LLP be and hereby is ratified to serve as the independent auditors of the Company for the fiscal year ended December 31, 2018.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP to serve as the Company's independent auditors for fiscal year ended December 31, 2018.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the detail under the Compensation Discussion and Analysis, the Company's compensation system is intended to create and maintain an entrepreneurial culture, motivate employees to continue technical developments and improve customer satisfaction, and create and maintain teamwork. The Company continues to emphasize performance-based compensation so that the interests of our named executive officers (and all salaried employees) are aligned with the interests of our shareholders, while remaining appropriately structured so as not to encourage inappropriate risk taking. Shareholders are encouraged to read the Compensation Discussion and Analysis, the Company compensation tables, and the related narrative disclosure.

In accordance with certain legislation, the Company is providing shareholders with an advisory (nonbinding) vote on compensation programs for named executive officers (sometimes referred to as "say-on-pay"). Accordingly, you may vote on the following resolution at the 2018 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure is hereby APPROVED.

This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome this advisory vote when considering future executive compensation decisions, to the extent they can determine the cause or causes of any significant negative voting results.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to Item 402 of Resolution S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.
SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2019 Annual Meeting of the Company must be received by the Company at its headquarters, c/o Corporate Secretary’s Office, 600 North Centennial Street, Zeeland, Michigan 49464, no later than December 9, 2018, if the shareholder wishes the proposal to be included in the Company’s Proxy Statement relating to that meeting. In addition, the Company’s Bylaws contain certain notice and procedural requirements applicable to shareholder proposals, irrespective of whether the proposal is to be included in the Company’s Proxy materials. To be timely, such a shareholder's notice must be delivered, or mailed and received at, the Company's headquarters as set forth in the Company’s Bylaws. A copy of the Company’s Bylaws is filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the Company.

MISCELLANEOUS

The Company’s Annual Report to Shareholders, including financial statements, is being delivered to shareholders with this Proxy Statement.

Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, it is the intention of the persons named as Proxy holders in the accompanying Proxy to vote the shares in accordance with their judgment. Discretionary authority to do so is included in the Proxy.

The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mail and e-mail, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. The Company has not retained any third party to help solicit proxies but reserves the right to do so. In addition, the Company will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending Proxy materials to registered and beneficial owners and obtaining their Proxies.

Shareholders are urged to promptly vote your shares either on the Internet (preferred method), via telephone, or by dating, signing, and returning the accompanying Proxy in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS
Scott Ryan
Corporate Secretary

April 3, 2018

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APPENDIX A

Revised Audit Committee
Procedures for Approval of Audit and Non-Audit
Services by Independent Auditors

The following procedure is adopted by the Audit Committee relating to the approval of audit and non-audit services provided by the Company’s independent auditors.

1.
The Committee has reviewed and approved work to be performed by the independent auditors in the areas of tax, audit and advisory services and subcategories within each category as designated on the attached schedule.

2.	Any additional audit and non-audit work performed by the independent auditors that is not included on the attached schedule must be specifically pre-approved as follows:

a.
If the proposed independent auditors’ engagement is equal to or less than $50,000, the Chairman of the Audit Committee must pre-approve the work and will communicate his approval to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee.

b.	If the proposed independent auditors’ engagement is greater than $50,000, the full Audit Committee must pre-approve the work.

3.	The independent auditors may not conduct any work that is prohibited by applicable SEC rules or regulations.

Effective February 20, 2014